The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/03
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.
SUPPLEMENT DATED OCTOBER 3, 2003 to
PROSPECTUS DATED MAY 1, 2003

__________________________________________________________

SP Alliance Technology Portfolio

	The following amends the section of the prospectus entitled "How the Fund is
Managed - Portfolio Managers":

	Janet Walsh is the portfolio manager of the SP Alliance Technology Portfolio. Ms.
Walsh is the lead technology portfolio manager for Alliance Capital. She joined Alliance
Capital in 1996 as a Research Analyst, covering the semiconductor capital equipment and computer services sectors. Ms. Walsh holds an A.B. cum laude from Harvard College and she earned an M.B.A. degree from Columbia Business School.
























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